EX-99.ITEM7

XAI Octagon Floating Rate & Alternative Income Term Trust

Proxy Voting Policy and Procedures

The XAI Octagon Floating Rate & Alternative Income Term Trust (the “Trust” or the “Fund”) has adopted these Proxy Voting Policies and Procedures (the “Funds’ Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of shareholders of the Fund.

Shareholders of the Fund expect the Fund to vote proxies received from issuers whose voting securities are held by the Fund. The Fund exercises its voting responsibilities as a fiduciary, with the goal of maximizing the value of the Fund’s and its shareholders’ investments. Octagon Credit Investors, LLC (the “Sub-Adviser”) will seek to ensure that proxies are voted in the best interests of the Fund and its shareholders except where the Fund may be required by law to vote proxies in the same proportion as the vote of all other shareholders (i.e., “echo vote”).

I.	Delegation of Proxy Voting to Sub-Adviser

The Sub-Adviser shall vote all proxies relating to securities held by the Fund and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by the Sub-Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

II.	Disclosure of Proxy Voting Policies and Procedures in the Funds’ Statement of Additional Information (“SAI”) and Annual Report to Shareholders

The Fund shall include in annual report to shareholders on Form N-CSR and in any SAI filed with the Securities and Exchange Commission in connection with a registration statement on From N-2 a summary of the Proxy Policy. In lieu of including a summary of policy, the Fund may include the policy in full.

III.	Material Conflicts of Interest

If (i) the Sub-Adviser knows that a vote presents a material conflict between the interests of: (a) shareholders of the Fund and (b) the Adviser, the Sub-Adviser or any of their affiliated persons, and (ii) the Sub-Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Policy, then the Sub-Adviser will follow the material conflict of interest procedures set forth in its Proxy Policy when voting such proxies.

IV.	Sub-Adviser and Fund CCO Responsibilities

The Fund has delegated proxy voting authority with respect to the Fund’s portfolio securities to the Sub-Adviser, as set forth above. Consistent with this delegation, the Sub-Adviser is responsible for the following:

1)	Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the Advisers Act, reasonably designed to ensure that the Sub-Adviser votes portfolio securities in the best interest of shareholders of the Fund owning the portfolio securities voted.

2)	Providing to the Fund’s Chief Compliance Officer (“CCO”) a summary of the material changes to a Proxy Policy during the period covered by the CCO’s annual compliance report to the Board, and a redlined copy of such Proxy Policy as applicable.

3)	The CCO shall review all Proxy Policies at least annually to ensure that they are in compliance with Rule 206(4)-6 under the Advisers Act, and appear reasonably designed to ensure that the Sub-Adviser votes portfolio securities in the best interest of shareholders of the Fund owning the portfolio securities voted.

V.	Review Responsibilities

The Sub-Adviser may retain a Proxy Voting Service to coordinate, collect, and maintain all proxy related information.

If the Sub-Adviser retains a proxy-voting service, the Sub-Adviser will review the Fund’s voting records maintained by the Proxy Voting Service and, on a quarterly basis, select a sample of proxy votes from those submitted and examine them against the Proxy Voting Service files for accuracy of the votes.

VI.	Preparation and Filing of Proxy Voting Record on Form N-PX

The Fund will annually file its complete proxy voting record with the SEC on Form N-PX.

The Fund’s Administrator will be responsible for oversight and completion of the filing of the Fund’s reports on Form N-PX with the SEC. The Fund’s Administrator will file Form N-PX for each twelve-month period ended June 30 and the filing for each year will be made with the SEC on or before August 31 of that year.

VII.	Recordkeeping

Documentation of all votes for the Fund will be maintained by the Sub-Adviser and/or the Proxy Voting Service.

Adopted: May 5th, 2017